Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 18, 2003, accompanying the consolidated financial statements included in the Annual Report of G REIT, Inc. on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of G REIT, Inc., on Form S-11 (No. 333-109640, declared effective January 23, 2004).

/s/ GRANT THORNTON LLP
Irvine, California
April 14, 2004